Exhibit 23.2

We have issued our report dated February 28, 2017, with respect to the consolidated financial statements of Carvana Group, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Phoenix, Arizona

March 31, 2017